Exhibit 10.1

___________________________________

ASSET PURCHASE AGREEMENT
BY AND AMONG
ACCERIS COMMUNICATIONS INC.,
ACCERIS COMMUNICATIONS CORP.,
COUNSEL CORPORATION,
ACCERIS MANAGEMENT AND ACQUISITION LLC,
AND
NORTH CENTRAL EQUITY LLC
_________________________________

Dated as of May 19, 2005
________________________________________

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 19, 2005 (the “Execution Date”), is by and among Acceris Management and Acquisition LLC, a Minnesota limited liability company (the “Buyer”), North Central Equity LLC, a Minnesota limited liability company (“Guarantor”), Acceris Communications Inc., a Florida corporation (“ACI”), Acceris Communications Corp, a Delaware corporation (the “Company,” and together with ACI, the “Sellers”) and Counsel Corporation, an Ontario corporation (the “Parent,” and together with the Sellers, the “Seller Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell, transfer and otherwise convey, and the Buyer desires to purchase and assume, the Acquired Assets and the Assumed Liabilities of the Business, on the terms and subject to the conditions of this Agreement; and

WHEREAS, ACI’s board of directors has adopted resolutions approving the transactions contemplated by this Agreement and recommended that ACI’s stockholders approve and adopt this Agreement and the transactions contemplated hereby and the Parent’s board of directors has adopted resolutions approving the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“ACC Website” - See the Section 5.1(e).

“ACI” - See the Preamble hereto.

“ACI Website” - See Section 5.1(e).

“Acquired Assets” means all of the Company’s right title and interest in, to and under all of the assets (other than the Excluded Assets) that are owned by, used or in any way related to the Business, including without limitation the following: (a) the Financial Assets; (b) real property, leaseholds, subleaseholds, improvements, fixtures, fittings, easements, rights-of-way and other appurtenants; (c) tangible personal property, including machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, computers, automobiles, trucks, tractors, trailers, tools, jigs and dies, wherever located; (d) Intellectual Property, associated goodwill, licenses and sublicenses, remedies against infringements, and rights to protection of interests under any Law; (e) leases and subleases; (f) agreements, contracts, indentures, mortgages, instruments, security interests, guaranties and other similar arrangements; (g) accounts, notes and other receivables; (h) securities, except for the capital stock in its subsidiaries; (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of Taxes); (j) Licenses and Permits to the extent legally transferable; (k) customer agreements, customer lists, books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials; and (l) all of the assets specified as Acquired Assets on Schedule 1.1.

“Action” - See Section 3.14.

“Affiliates” means, with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with the Person specified.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, or unitary group defined under state, local, or foreign income Tax Law).

“Assumed Liabilities” means only the following liabilities of the Company, none of which include any of Seller Parties’ income tax Liabilities: (a) the Company Liabilities; (b) all liabilities incurred by the Company in the ordinary course of business between the Effective Date and the Closing Date; (c) the costs incurred between the Effective Date and the Closing Date related to the management and operations of the Company (including litigation related costs and expenses but excluding the Excluded Litigation); and (d) all of the liabilities specified as Assumed Liabilities on Schedule 1.2, but not in excess of the amount of such liabilities set forth on Schedule 1.2.

“Agreement” - See the preamble hereto.

“Benefit Plans” - See Section 3.16(a).

“Break Up Fee” - See Section 5.11(a).

“Break Up Fee Loan Documents” means the following documents executed and delivered in connection with this Agreement: (a) a promissory note made jointly and severally by the Sellers in the amount of the Break Up Fee substantially in the form attached hereto as Exhibit A; (b) a security agreement between the Company and the Buyer substantially in the form attached hereto as Exhibit B; and (c) a guaranty of the Parent in favor of the Buyer in substantially the form attached hereto as Exhibit C.

“Business” means all of the business activities of the Company, including without limitation the Company’s broad-based communications business that serves residential, small and medium-sized businesses and large enterprise customers in the United States by providing them a range of products and services from domestic and international long distance voice services to managed and integrated data and enhanced services.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of Minnesota are not required or authorized to close.

“Business Employee” - See Section 3.16(a).

“Business Intellectual Property” means all of the Intellectual Property owned by the Company including without limitation any and all of the Company’s rights in and to the name “Acceris” and any derivative and variation thereof.

“Buyer” - See the preamble hereto.

“Buyer Indemnitees” - See Section 7.2.

“Closing” - See Section 2.5.

“Closing Date” - See Section 2.5.

“COBRA” means the requirements of Part 6, Subtitle B, Title I of ERISA and Code § 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company” - See the preamble hereto.

“Company Balance Sheet” - See Section 3.5.

“Company Liabilities” means the Liabilities of the Company (but excluding the Excluded Liabilities) which are related to the Business that appear on the Company Balance Sheet.

“Confidential Information” means the following: (a) in the possession of the Buyer, all information relating to the Seller Parties that is not an Acquired Asset, including without limitation information concerning the Excluded Assets and Excluded Liabilities and ACI’s financial results, strategic plans, research and development, products, services, technology, marketing and sales; and (b) in the possession of the Seller Parties, all information relating to the Buyer and its Affiliates and all information that is an Acquired Asset, including without limitation information concerning the Acquired Assets and Assumed Liabilities and the Buyer’s and its Affiliates’ financial results, strategic plans, research and development, products, services, technology, marketing and sales. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is already published or available to the public other than by a breach of this Agreement, (ii) is rightfully received from a third party not in breach of any obligation of confidentiality, (iii) is independently developed by personnel or agents of one party without use of the other party’s Confidential Information (“use” shall not be deemed to include use of Confidential Information that may be retained in the unaided memories of the receiving party’s employees or agents who have otherwise rightfully accessed Confidential Information), or (iv) is produced in compliance with applicable law or a court order, provided that the receiving party first gives the disclosing party reasonable notice of such law or order and gives the disclosing party an opportunity to defend and/or attempt to limit such production; provided that it shall not be necessary for ACI to give Buyer notice with respect to disclosures that it makes in its required filings with the SEC.

“Consent” means each consent, notice, waiver, authorization or approval of any Governmental Entity or of any other Person that is required in connection with the execution and delivery or performance by the Seller Parties of this Agreement and the Transaction Documents.

“Contract” means all contracts, subcontracts, agreements, leases, licenses, commitments, loan agreement, mortgage, security agreement, trust indenture, sales and purchase orders, statements of work, and other instruments, arrangements or understandings of any kind, including any amendments or alterations thereto, to which the Company is a party to or by which any of its assets, properties or the Business are bound.

“Debt” means all liabilities or obligations, whether primary or secondary or absolute or contingent (a) for borrowed money, including outstanding checks and overdrafts, (b) evidenced by notes, bonds, debentures, guaranties or similar obligations, (c) secured by a Lien on any assets, other than Permitted Liens, or (d) under or pursuant to any capital lease arrangements.

“Effective Date” means April 30, 2005.

“Environmental Laws” means all federal, state, and local Laws, rules and regulations, orders, decrees, directives, permits and licenses relating to Releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” - See Section 3.16(a).

“Excluded Assets” means only the following: (a) the Company’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of any of the Seller Parties as an entity; (b) any of the rights of the Seller Parties under this Agreement (or under any side agreement between the parties entered into on or after the date of this Agreement); (c) any of the capital stock, membership interests or other equity securities of Transpoint Holdings Corporation and Solomon Datatransport, Inc.; and (d) all of the assets specified as Excluded Assets on Schedule 1.1.

“Excluded Liabilities” means all of the Liabilities of the Seller Parties or their Affiliates except for the Assumed Liabilities, including without limitation the following: (a) any Liability for Taxes, including without limitation any Liability with respect to income Taxes and Taxes attributable to the Acquired Assets for taxable periods, or any portion thereof, ending on or before the Effective Date (except to the extent that such liabilities are specifically included in the Assumed Liabilities); (b) any Liability for the unpaid Taxes of any Person under Treas. Reg. Section § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise (except to the extent that such Liabilities are specifically included in the Assumed Liabilities); (c) any obligation to indemnify any Person (including the Seller Parties or their Affiliates) by reason of the fact that such Person was a director, officer, employee or agent of any of one of the Seller Parties or their Affiliates, or was serving at the request of the entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any Law, charter document, bylaw, agreement or otherwise); (d) any Liability of for costs and expenses incurred in connection with this Agreement and the contemplated transactions; (e) any Liability or obligation under this Agreement (or under any side agreement between the Seller Parties or their Affiliates on the one hand and the Buyer entered into on or after the date of this Agreement); (f) any other unknown, asserted or unasserted obligation or Liability of any of the Seller Parties or their Affiliates or any other Person not specifically included within the definition of Assumed Liabilities; (g) the Excluded Litigation; (h) any Liability arising after the Effective Date related to the actions of the Seller Parties or their Affiliates before the Effective Date not specifically included in the definition of Assumed Liabilities; and (i) all of the Liabilities specified as excluded liabilities on Schedule 1.2 including any Liabilities considered Excluded Liabilities by the parties in accordance with Section 2.4(c).

“Excluded Litigation” means any Liability related to litigation involving the Company which: (a) arises from a transaction or occurrence which occurred prior to the Execution Date, including without limitation the litigation identified on Schedule 3.14; (b) is initiated by a shareholder, employee or the Affiliates of a shareholder or employee of ACI challenging the transactions contemplated by this Agreement, and (c) is initiated by an employee of the Company that asserts a Liability under a Benefit Plan other than a claim for unpaid benefits and which arose or allegedly arose from the conduct of the Sellers.

“Execution Date” - See the preamble hereto.

“FCC” means the Federal Communications Commission.

“Final Company Balance Sheet” See Section 2.4(b).

“Financial Assets” means the cash, accounts receivable, prepaid items and prepaid deposits of the Company that appear on the Company Balance Sheet or that are otherwise held by the Company as of the Closing Date. The Company Balance Sheet indicates the amount of the Financial Assets is equal to $14,435,246.

“Financial Statements” - See Section 3.5.

“Foothills” means Wells Fargo Foothill, Inc. a California corporation or any of its successors or Affiliates.

“Foothills Loan” means all outstanding amounts due and owing by the Company to Foothills under the secured credit facility memorialized by that certain Loan and Security Agreement originally dated December 10, 2001 between ACI, the Company and Foothills, as amended.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any federal, state, municipal or foreign governmental, court, governmental, administrative or regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign.

“Guaranteed Obligations” - See Section 5.17.

“Guarantor” - See preamble hereto.

“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any petroleum and petroleum products, asbestos and asbestos containing products or PCBs or other matter which might subject the Company or the Business to any imposition of costs or liability under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information at 45 Code of Federal Regulations Parts 160 and 164.

“Indemnitee” - See Section 7.5(a).

“Indemnitor” - See Section 7.5(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals; (e) all trade secrets and confidential business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all computer software, including all source code, object code, executable code, firmware, development tools, files, records, data, data bases and related documentation, regardless of the media on which it is recorded, and all Internet sites (and all contents of the sites); (g) all advertising and promotional materials; (h) all other proprietary rights; (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (j) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or “Sellers’ Knowledge” means the actual knowledge (or knowledge that such person reasonably should have had given the facts and circumstances) of Allan C. Silber, Kelly D. Murumets, Gary M. Clifford, James Ducay, Kenneth L. Hilton, David Silverman and Stephen Weintraub.

“Laurus” means Laurus Master Fund, Ltd. a Cayman Islands company or any of its successors or Affiliates.

“Laurus Interest” means the Lien on the Acquired Assets held by Laurus.

“Laws” means all applicable laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, codes, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Leases” - See Section 3.9.

“Liability Cap” - See Section 7.4(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes or reasonable attorneys’, accountants’ and experts’ fees and interest and penalties.

“Licenses and Permits” - See Section 3.12.

“Lien” means any charge, claim, lien, option, pledge, security interest, right of first refusal, or encumbrance.

“Material Contract” - See Section 3.15.

“Organizational Documents” means articles of incorporation, certificate of incorporation or charter, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement and all similar documents adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent” - See preamble hereto.

“Parent Stock” - See Section 5.2(c).

“Pension Plans” - See Section 3.16 (a).

“Permitted Liens” means (a) mechanics’, carriers’ non-contractual, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business which involve obligations that are not due and payable, (b) statutory liens for Taxes (other than local, state and federal income Taxes) and other charges and assessments by any Governmental Entity that are not yet due and payable or are being contested in good faith and adequate reserves for which are contained in the Financial Statements and which are listed on Schedule 1.3 (c) Liens related to any Assumed Liability, (d) Liens related to the Contracts entered into by the Company in the ordinary course of business, and (e) any bonds, letters of credit and similar items posted or provided in accordance with regulatory requirements.

“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Property Lease” - See Section 3.10.

“Proxy Statement” means the proxy statement to be sent to ACI’s stockholders in connection with the ACI Stockholders Meeting.

“PUCs” means all state telecommunications regulatory agencies.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release of any Hazardous Materials that is a violation of Environmental Law.

“Required ACI Stockholder Vote” means the affirmative vote by the holders of the outstanding shares of ACI’s capital stock representing the voting power of ACI’s capital stock required to vote on and approve this Agreement and the transactions contemplated by this Agreement.

“Revised Company Balance Sheet” See Section 2.4(a).

“Schedule 13D/A” - See Section 3.24.

“Schedules” means the schedules delivered by the Seller Parties to the Buyer and by the Buyer to the Seller Parties on the Execution Date and as corrected to the extent necessary to comply with the requirements of Section 5.4, as applicable, which, among other things, set forth certain exceptions to the representations and warranties contained in this Agreement. Each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule in the Schedules; provided, however, that a matter disclosed in one Schedule shall be deemed disclosed with respect to other Schedules to which such disclosure would be reasonably deemed related if it is reasonably apparent on the face of the disclosure of such matter that such matter also pertains another Schedule or Schedules.

“SEC” means the Securities and Exchange Commission.

“Seller Indemnitees” - See Section 7.3.

“Sellers” - See preamble hereto.

“Seller Parties” - See preamble hereto.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, levies, or other like assessments, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, value-added, alternative or add-on minimum, estimated and other taxes, or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity. This definition includes any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Termination Restriction Date” means the day on which both of the following have occurred: (a) a third party, on terms and conditions that are reasonably acceptable to the Buyer and the Seller Parties, either directly or through a party to this Agreement, (i) closes on a loan of $3,000,000 or more to the Company, or (ii) accepts an assignment of all amounts due and owing under the Foothills Loan; and (b) to the extent that the Company’s borrowing capacity is in excess of $3,000,000 under the terms and conditions of a loan made in accordance with (a)(i) or an assignment made in accordance with (a)(ii), as the case may be, such excess amount is delivered by the Company to the Buyer in an amount necessary to repay any unreimbursed advances made by the Buyer to the Company to the full extent permitted by the terms and conditions of such loan or assignment.

“Third Party Claim” - See Section 7.5(b).

“Transaction Documents” means all documents and agreements to be entered into by one or more of the parties to this Agreement in connection with the transactions contemplated by this Agreement.

“USAC” - See Section 9.10.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et. seq. and any corresponding state laws that could be applied to any Business Employee.

SECTION 2. BASIC TRANSACTION.

2.1    Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing the Company shall sell, transfer, convey and deliver the Acquired Assets to the Buyer, free and clear of all security interests, liens, claims, charges, restrictions or encumbrances of any kind (except for the Permitted Liens), in exchange for the Buyer’s acceptance of the assignment of the Assumed Liabilities from the Company set forth in Section 2.2.

2.2    Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing the Buyer agrees to assume and become responsible for the Assumed Liabilities in exchange for the Company’s transfer, conveyance and delivery of the Acquired Assets set forth in Section 2.1. The Buyer will not, however, assume or otherwise be obligated for the Excluded Liabilities or any other Liability.

2.3    Post-Effective Date Adjustment and Payment. In order to adjust the consideration under this Agreement for changes to the Company’s financial condition in the period between the Effective Date and the Execution Date, on or before the Execution Date ACI shall have paid the Company $496,155 which shall be deemed to be Acquired Assets.

2.4   Adjustment to Company Balance Sheet.

(a) As soon as practicable following the Execution Date, the Buyer will review the Company Balance Sheet. If the Buyer determines that the Company Balance Sheet contained material errors or omissions which affect the amount and type of Assumed Liabilities, as soon as reasonably practicable following the Execution Date the Buyer will deliver to the Seller Parties a revised Company Balance Sheet which accurately reflects the Company’s balance sheet at and as of April 30, 2005 (the “Revised Company Balance Sheet”). The Buyer, in conjunction with its regular outside accountants, will prepare the Revised Company Balance Sheet in accordance with GAAP.

(b) If the Seller Parties have any objections to the Revised Company Balance Sheet, they will deliver a detailed statement describing their specific objections to the Buyer within 20 days after receiving it. The Buyer and the Seller Parties will then use reasonable efforts to resolve any such objections themselves through good faith negotiation. If the parties do not obtain a final resolution of such a dispute within 30 days after the Buyer has received the statement of objection(s), however, the Buyer and the Seller Parties will select a mutually acceptable, nationally-recognized accounting firm to resolve any remaining objections. The Buyer shall pay 50% and the Seller Parties shall pay 50% of the costs and expenses of any accounting firm so used. The determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the parties. For purposes of this Agreement, “Final Company Balance Sheet” means the Revised Company Balance Sheet, together with any revisions made pursuant to this Section 2.4(b).

(c) Within ten days after the Final Company Balance Sheet has been determined in accordance with Section 2.4(b), if the Final Company Balance Sheet indicates Financial Assets less than $14,435,246, or Assumed Liabilities in excess of $24,264,569 , the Parent or ACI will either (i) pay to the Company, by wire transfer or delivery of other immediately available funds, an amount equal to such deficiency or excess, as applicable, or (ii) accept a reduction to the Assumed Liabilities equal to such deficiency or excess, as applicable.

2.5    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as reasonably practicable after satisfaction or waiver of all of the conditions set forth in Sections 8 and 9 at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 500 IDS Center, Minneapolis, Minnesota 55402, at 10:00 a.m. local time or at such other place and at such time as may be mutually agreed to by the parties (the “Closing Date”).

2.6    Deliveries at the Closing. At the Closing the parties will do the following: (a) the Seller Parties will execute, acknowledge (if appropriate) and deliver to the Buyer any certificates, instruments and documents, including those referred to in Section 9 of this Agreement, as the Buyer and its counsel may reasonably request; and (b) the Buyer will execute, acknowledge (if appropriate) and deliver to the Seller Parties any certificates, instruments and documents, including those referred to in Section 8 of this Agreement, as the Seller Parties and their counsel may reasonably request.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller Parties hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the Effective Date, or such other date that is stated; and, if specifically stated in a representation or warranty, such representation or warranty will be correct and complete at and as of the Closing Date:

3.1    Organization, Qualification and Power. Each of the Seller Parties is, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the Laws of the State or Province set forth in the preface above. Except as set forth on Schedule 3.1, the Company is as of the Execution Date and will be on the Closing Date, duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has, as of the Execution Date and will have on the Closing Date, full corporate power and authority and all Licenses and Permits necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

3.2    Authority. Subject to the Required ACI Stockholder Vote and receipt of all necessary Consents, the Seller Parties have (and on the Closing Date will have) all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. This Agreement and the Transaction Documents to which any of the Seller Parties are a party, have been (or, to the extent executed as of the Closing, will be at the Closing) duly and validly executed and delivered by such Seller Party and, assuming this Agreement and such Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, this Agreement and the Transaction Documents to which they are a party, constitute the valid and binding agreements of the Seller Parties, enforceable against the Seller Parties in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). The Seller Parties’ execution, delivery and performance of this Agreement and the Transaction Documents to which any of them are a party have been duly authorized by all necessary corporate action on the part of the Seller Parties other than the Required ACI Stockholder Vote.

3.3    No Conflict or Violation; Consents.

(a)    Subject to the receipt of all necessary Consents, the execution and delivery by the Seller Parties of this Agreement and the Transaction Documents to which the Seller Parties are parties, and the performance of their obligations hereunder and thereunder do not (i) violate any provision of any Organizational Document of the Seller Parties, (ii) materially violate any provision of Law, (iii) violate, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Contract in any material respect, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, including without limitation the Acquired Assets, or (v) result in the cancellation, modification, revocation or suspension of any License.

(b)    Schedule 3.3 identifies each Contract that satisfies each of the following criteria: (i) it required the payment or indicated the receipt by the Company of more than $250,000 during calendar year 2004, (ii) it requires the Consent of a third party for assignment to Buyer, and (iii) failure to obtain such Consent would have a material adverse effect on the Company.

3.4    Acquired Assets and Assumed Liabilities.

(a)    Except for the Permitted Liens, at Closing the Sellers shall have good and marketable title to or a valid leasehold interest in or license to the Acquired Assets, free and clear of any Lien or restriction on transfer. The Acquired Assets constitute all of the assets used in the Business that are not specifically identified as Excluded Assets. Except for the Acquired Assets, no other assets will be transferred to the Buyer in connection with this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

(b)    The Assumed Liabilities represent all of the Liabilities assumed by the Buyer in accordance with this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents. Except for the Assumed Liabilities, no other Liabilities will be transferred to the Buyer in connection with this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

3.5    Financial Statements.  The (a) audited balance sheets of ACI at and as of December 31, 2002, December 31, 2003 and December 31, 2004, and the related statements of income and cash flow for ACI for the fiscal years then ended, and (b) the unaudited balance sheet for the Company at and as of April 30, 2005 (the “Company Balance Sheet”), the related statements of income for the Company for the four month period ended April 30, 2005 and the related statement of income for the Company for the one month period ended April 30, 2005 are set forth on Schedule 3.5 (all of the foregoing statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods and fairly present in all material respects the financial position of ACI and the Company, respectively. The Financial Statements accurately reflect, respectively, the results of ACI’s or the Company’s operations and changes in cash flow at the respective dates thereof and the results of operations of ACI or the Company for the respective periods covered by the statements of income contained therein, subject to normal year-end adjustments and lack of footnotes and other presentation items.  The Company Balance Sheet and the related statements of income for the Company for the four month period ended April 30, 2005 accurately reflect in all material respects the assets, liabilities, costs and expenses of the Company as they relate to the business of the Company and are in all material respects accurate, complete, correct and in accordance with the books of account and records of the Company.

3.6    Absence of Certain Changes or Events. Since the Effective Date and up to the Execution Date there has been no material adverse change in the properties, assets, condition (financial or otherwise), liabilities or operations of the Company that has not been adjusted for pursuant to Section 2.3 or 2.4.

3.7    Absence of Undisclosed Liabilities. There are no Liabilities with respect to the Business or the Acquired Assets for which the Buyer may become obligated or otherwise responsible other than the Assumed Liabilities.

3.8    Tax Matters.  Except as set forth on Schedule 3.8 or except to the extent it is an Excluded Liability:

(a)    The Company has filed all Tax Returns required to be filed prior to the Effective Date, and all such Tax Returns were correct, complete and accurately reflect all Liability for Taxes for the periods covered thereby, in all material respects. The Company has paid all Taxes due and payable by Company (whether or not shown on a Tax Return). Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under section 6662 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law). The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect. No action, suit, proceeding, or audit is pending against or with respect to the Company regarding Taxes.

(b)    No federal, state or local examination or administrative or judicial proceeding currently exists or is outstanding and unresolved with regard to Taxes or Tax Returns of the Company. To the Knowledge of Sellers, there is no reason to believe that a Tax authority may assess any additional Taxes against the Company with respect to a pre-Effective Date Tax period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of the Company asserted by any Taxing authority in writing. The Company (i) is not a party to any Tax sharing, Tax indemnity, Tax allocation or other agreement or arrangement with any entity and (ii) is not a party to or bound by any closing agreement or offer in compromise with any Taxing authority.

(c)    There is no Tax Lien (other than Permitted Liens) against the Acquired Assets.

(d)    True, correct and complete copies of all income Tax Returns, income Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with the IRS in the one year period preceding the Effective Date and any similar items requested by Buyer have been delivered to the Buyer.

(e)    The Company (or predecessor thereof) (i) is not and never has been a member of an Affiliated Group other than the ACI Affiliated Group, and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(f)    Neither of the Sellers is a “foreign person” as that term is referred to in Code § 1445(f)(3).

(g)    The ACI Affiliated Group has filed all income Tax Returns required to be filed prior to the Effective Date and all such income Tax Returns were correct, complete, and accurately reflect all Liability for income Taxes for the periods covered thereby, in each case in all material respects. The ACI Affiliated Group has paid all income Taxes due and payable by the ACI Affiliated Group (whether or not shown due on a Tax Return). ACI’s only consolidated Tax Returns are for income Taxes.

(h)    No federal, state or local examination or administrative or judicial proceeding exists or to the Sellers’ Knowledge has been initiated with regard to income Taxes or income Tax Returns of the ACI Affiliated Group. There is no material dispute or claim concerning any income Tax liability of the ACI Affiliated Group asserted by any Taxing authority in writing.

3.9    Real Property. The Company does not own any real property. Schedule 3.9 lists all real property leases to which Company is a party (each a “Lease” and, collectively, the “Leases”). All of the Leases are valid and in full force and effect, and the Company is not in default thereunder nor to the Knowledge of Sellers has any such breach been asserted in writing or otherwise.

3.10    Personal Property. True and correct copies of all leases for personal property, except for leases having future minimum lease payments of less than $50,000 in any twelve-month period, (each a “Personal Property Leases”) used or employed by the Company are listed on the attached Schedule 3.10, which includes the name of the lessor, the address of the lessor, the term of the lease, and the start date of the lease. All of the Personal Property Leases are valid and in full force and effect, and the Company is not in default thereunder nor to the Knowledge of Sellers has any such breach been asserted in writing or otherwise. The Acquired Assets related to the Company’s “switching” facilities are each free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

3.11    Intellectual Property.

(a)    Schedule 3.11(a) sets forth a complete and correct list of (i) all patents, registered trademarks, service marks, trade names, copyrights and applications for any of the foregoing included in the Business Intellectual Property, and (ii) all material Intellectual Property which is licensed by the Company from any third party. The Business Intellectual Property, together with all other Intellectual Property licensed by the Company, constitutes all of the proprietary rights used in the operation of the Business as currently conducted.

(b)    Except as set forth on Schedule 3.11(b), the Company has not received any written claim from or to the Knowledge of Sellers been advised by any Person that (i) the Company does not own or have the right to use any Business Intellectual Property, (ii) any governmental action to prohibit use of the Business Intellectual Property, or (iii) the use of any Business Intellectual Property infringes upon the Intellectual Property rights of a third party. The Company is not a party to any Action alleging infringement or misuse of any Intellectual Property. To the Knowledge of Sellers, no third party is infringing any Business Intellectual Property.

(c)    Notwithstanding any provision of this Agreement to the contrary, none of the Seller Parties makes any representation or warranty that any Intellectual Property, including the Business Intellectual Property, does not infringe the rights or any third party.

3.12    Licenses and Permits. Schedule 3.12 of this Agreement sets forth all material licenses, permits, franchises, authorizations and approvals issued or granted for use by the Company or in the Business by any Governmental Entity, including, but not limited to, the FCC and the PUCs (collectively, the “Licenses and Permits”), and all pending applications therefore. Each License and Permit has been fully paid for and is held by the Company and is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Sellers, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect or subject to any fine or penalty or civil penalty. The Company has all of the Licenses or Permits required of it to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operations of its assets for their present use. The Company is not in violation in any material respect of any of the License or Permit requirements.

3.13    Compliance with Laws. The Company is in compliance in all material respects with all applicable Laws. None of the Sellers has received written notice, or to the Knowledge of Sellers has been advised of any violation of any such Law that could give rise to a material obligation or Liability of the Company or the Business. The Company is not in default in any respect with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, material to the operations of the Business.

3.14    Litigation. Except for consumer complaints lodged in the ordinary course of business and as otherwise disclosed in Schedule 3.14, there is no action, claim, suit, proceedings, demand, litigation, arbitration, mediation or other proceeding by or before any Governmental Entity (each, an “Action”) pending or, to the Knowledge of the Sellers, threatened by or against the Company.

3.15    Contracts.

(a)    Schedule 3.15 sets forth the party names and effective date of any Contract that requires the receipt or payment by the Company of more than $100,000 in the twelve months following the Effective Date (each, a “Material Contract”), including without limitation any of the following types of Contracts that is a Material Contract: (i) any mortgage, indenture, security agreement, pledge or other Contract relating to the borrowing of money or extension of credit; (ii) any employment, severance, bonus, retention, employee plans, employment and labor agreements or material consulting Contract; (iii) any distributor, agency, reseller, sales, license, carrier, vendor or similar Contract; (iv) any Contract which (A) provides for the performance of services for customers of the Company, or (B) the sale of products by the Company; (v) intercompany Contracts to which the Company is a party or to which the Company is otherwise bound and that will continue following the Effective Date; (vi) any Contract where the counterparty is a Governmental Entity; (vii) any service and other similar contracts; (viii) any Lease; and (ix) any personal property leases; (x) any Benefits Plans; (xi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase an assets, property or rights; (xii) documents granting any powers of attorney with respect to the affairs of the Company; (xiii) suretyship, contracts, performance bonds, working capital maintenance or other forms of guaranty agreements; (xiv) contracts or commitments limited or restraining the Sellers or their Affiliates from engaging or competing in any lines of business or with any person, firm or corporation, (xv) any partnership or joint venture agreement; and (xvi) material licenses, including but not limited to material software licenses..

(b)    With respect to each such Material Contract: (i) it is legal, valid, binding, enforceable and in full force and effect; (ii) assuming all necessary Consents are obtained, it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) Company is not and to the Knowledge of Sellers no other party is in breach or default; (iv) no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (v) Company has not and to the Knowledge of Sellers no other party has repudiated any provision of the Material Contract.

3.16    Employee Plans

(a)    The attached Schedule 3.16 sets forth the following: (i) all “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, sponsored or maintained by the Company or to which contributions are made by the Company on behalf of current employees of the Company (such employees are collectively referred to as the “Business Employees”) or with respect to which the Company or any ERISA Affiliate has any Liability or potential Liability (the “Welfare Plans”); (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, sponsored or maintained by the Company or any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company or any ERISA Affiliate has contributed on behalf of the Business Employees or any former employee of the Company or with respect to which the Company or any ERISA Affiliate has any Liability or potential Liability (the “Pension Plans”); and (iii) all other employee benefit arrangements, programs, policies or payroll practices, including without limitation all severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, hospitalization, medical insurance, cafeteria, life insurance, tuition reimbursement and scholarship programs sponsored or maintained by the Company or to which contributions are made by the Company on behalf of Business Employees or with respect to which the Company or any ERISA Affiliate has any Liability or potential Liability (collectively, such programs, policies and practices, together with the Welfare Plans and Pension Plans, are referred to as the “Benefit Plans”).

(b)    The Company does not sponsor, maintain or contribute to or in any way directly or indirectly (including, without limitation, indirect liability as a member of a controlled group that includes an ERISA Affiliate that has any such responsibility)(whether contingent or otherwise) with respect to any plan to which the funding requirements of Section 412 of the Code apply or to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA and has not had any direct or indirect responsibility within the three years preceding the date of the signing of this Agreement.

(c)    With respect to each Pension Plan that is intended to qualify under Code Section 401(a), such Pension Plan and its related trust has received or has an application pending for obtaining a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code and no facts or set of circumstances exist that could reasonably be expected to cause such plan and related trust to be disqualified or to be so non-exempt from Tax. Each Pension Plan has been administered in accordance with its terms and all applicable legal requirements. There have been no prohibited transactions within the meaning of Code Section 4975 or breach of fiduciary duty under ERISA and no investigations by any governmental agency or other actions or written claims against or directly involving any Benefit Plan (except claims for benefits payable in the normal operation of the Benefit Plans). With respect to each Benefit Plan, all required reports and descriptions (including without limitation Forms 5500 and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law.

(d)    All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Benefit Plan with respect to the service of Business Employees or former employees of the Company as of the Effective Date and all contributions for any period ending on or before the Effective Date that are not yet due have been made or have been accrued for in the books and records of the Company.

(e)    The Company has complied with the health care continuation requirements of Part 6 of Title I of ERISA and all similar state laws.

(f)    The Company does not maintain, contribute to or have an obligation to contribute to, nor has any liability with respect to, any employee welfare benefit plan providing health or life insurance or other welfare type benefits beyond termination of employment or retirement other than in accordance with COBRA.

(g)    None of the Benefit Plans is a deferred compensation plan within the meaning of Code Section 409A.

3.17    Insurance. Schedule 3.17 lists all policies of insurance insuring the Company, its assets, properties, employees, operations, and the Business. None of the Seller Parties has received written notice of cancellation or adverse modification of any such insurance.

3.18    Transactions with Sellers and Affiliates. Except as set forth on Schedule 3.18, no officer or director of the Seller Parties (each a “Related Party”), or, to the Knowledge of the Sellers, any individual related by blood, marriage or adoption to any Related Party or any entity controlled by a Related Party, is a party to any Contract with the Company.

3.19    Labor and Employment Matters.

(a)    The Company has complied in all material respects with all Laws relating to employment, including without limitation all Laws concerning equal employment opportunity, nondiscrimination, accommodations, leaves and absences, immigration, classification of employees as exempt or non-exempt, payment of wages, hours, unemployment taxes and benefits, other employment-related benefits, including ERISA, HIPAA and COBRA, any and all Laws relating to collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closing or layoffs.

(b)    Except as set forth on Schedule 3.19(b), the Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice.

(c)    Except as listed on Schedule 3.14, the Company has no unresolved employment-related charges, claims, lawsuits or other liabilities. Except as listed on Schedule 3.14, there are no unresolved complaints from any current or former employees concerning any matters relating to employment with the Company. Except for the Assumed Liabilities, the Company has no liability for any employment-related matters, including without limitation any claims for unpaid wages, salary, bonuses, benefits, severance or other compensation due to current or former employees, whether or not asserted.

(d)    The Company has not treated any Person who should have been treated as an employee, under any Law or otherwise, as an independent contractor.

(e)    Except for the Assumed Liabilities, no current or former employee has, and the Company has no liability for, any accrued and unpaid vacation, flexible time off, paid time off or other similar benefits.

(f)    Except as listed on Schedule 3.19(f), the Company is not a party to any agreement for the employment of any individual (other than pursuant to the Company standard form of employment offer letter and related standard documentation for at-will employment, which are attached to Schedule 3.19(f) along with a list of all Persons who are subject to such letter and documentation), and all of the current employees of the Company are employees at-will and may be terminated by the Company at any time and for any or no reason without any liability.

(g)    Schedule 3.19(g) sets forth a list of all Business Employees and their positions, rates of pay and original hire dates. To the Knowledge of the Sellers, none of the employees of the Company intend to voluntarily cease their employment with the Company prior to the Effective Date or following the Closing.

3.20    Environmental, Health and Safety Matters.

(a)    Each of the Company and its predecessors and Affiliates has complied and is in compliance with all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect, now or in the future, including without limitation all Environmental Laws. To the Knowledge of the Sellers, there are no facts or circumstances that would give rise to any Liability to Buyer under any such Laws.

(b)    To the Knowledge of the Sellers, no portion of the real property now or previously leased by the Company, including without limitation all real property covered by any lease of real property, contains or contained any Hazardous Materials or substances, tanks, lead paint, asbestos, any type of wells or petroleum, nor is or was there any other release or disposal that has occurred at such property during the Company’s occupancy that may violate any Laws.

3.21    Accounts Receivable; Accounts Payable.

(a)    Accounts Receivable. All notes and accounts receivable of the Company set forth on the Company Balance Sheet which are included within the Acquired Assets arose from the provision of services or the sale of goods in the ordinary course of business and are valid and enforceable claims, are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are collectible at their recorded amounts net of reserves.

(b)    Accounts Payable. The accounts payable of the Company set forth on the Company Balance Sheet which are included within the Assumed Liabilities represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business in accordance with GAAP.

3.22    No Brokers. Except for any amounts owed by the Seller Parties to Rebensdorf & Associates, Inc., the Seller Parties have not taken any action that would give rise to a claim by any broker, finder or similar intermediary against the Buyer for any broker’s, finder’s or similar fee or other commission in connection with this Agreement, the Transaction Documents or the transactions contemplated by this Agreement and the Transaction Documents.

3.23    Customer Relations. To the Knowledge of the Sellers, there exists no condition or state of facts or circumstances involving the customers, wholesale carriers, vendors, suppliers, distributors or commissioned sales agents of the Company that will result in the termination or material change in the business relationship between the Company and such party or parties except for changes in the ordinary course of business. To the Knowledge of Sellers, except as set forth on Schedule 3.23, no material customer, wholesale carrier, vendor, suppliers, distributors or commissioned sales agents has indicated that it will stop or materially decrease the rate of business done with the Sellers except for changes in the ordinary course of Company’s business.

3.24    Parent Stock. The Seller Parties are the registered and/or beneficial owners of that number of shares of ACI’s common stock set forth in the Schedule 13D/A filed by the Parent and ACI with the SEC on February 16, 2005 (the “Schedule 13D/A”). Except for the common stock set forth in Schedule 13D/A, none of the Parent, ACI or their Affiliates own or hold any rights to acquire any additional securities of ACI.

3.25    Qualifications. EXCEPT AS SET FORTH IN SECTION 3, SELLERS MAKE NO AND DISCLAIM ALL REPRESENTATIONS AND WARRANTIES INCLUDING ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the Effective Date, or such other date that is stated; and, if specifically stated in a representation or warranty, such representation or warranty will be correct and complete at and as of the Closing Date:

4.1    Corporate Organization. Each of the Buyer and Guarantor is and will be on the Closing Date a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Minnesota and have now and will have on the Closing Date all requisite limited liability company power to own their properties and assets and to conduct their business as now conducted.

4.2    Authorization. The Buyer and Guarantor have and on the Closing Date will have all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents and the performance of the Buyer’s and Guarantor’s obligations hereunder and thereunder have been (or, to the extent executed as of the Closing, will be at the Closing) duly authorized by all necessary action by the governing body of the Buyer and Guarantor and no other proceedings on the part of the Buyer or Guarantor are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Buyer and Guarantor and assuming they have been duly authorized, executed and delivered by the other Persons who are parties thereto, constitute the Buyer’s and Guarantor’s valid and binding obligations, enforceable against the Buyer and Guarantor in accordance with their terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

4.3    No Conflict or Violation. The execution, delivery and performance by the Buyer and Guarantor of this Agreement and the Transaction Documents do not (a) violate any provision of Organizational Documents of the Buyer or Guarantor, (b) violate any provision of Law, or (c) violate or result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer or Guarantor is a party.

4.4    Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents on behalf of the Buyer does not require the consent or approval of, or filing with, any Governmental Entity or other Person, except for those required under or in relation to the Communications Act and any rules and regulations promulgated by the FCC or the PUCs.

4.5    No Brokers. The Buyer has not taken any action that would give rise to a claim by any broker, finder or similar intermediary against the Seller Parties for any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby.

4.6    Proxy Statement. None of the information supplied in writing by the Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to ACI’s stockholders and at the time of the Required ACI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5. COVENANTS OF THE PARTIES.

5.1    Restructuring Matters.

(a)    Insurance. Prior to the Closing Date, ACI will maintain the insurance policies listed on Schedule 3.17 that are currently held by ACI. Effective on the Closing Date, the Company will cease to be a beneficiary and/or insured under any insurance policy maintained by Seller Parties. The Buyer shall be entitled to any insurance premium or other refund related to the removal of the Company from such insurance policies.

(b)    Assets. Notwithstanding any provision of this Agreement or the Transaction Documents whatsoever, neither this Agreement or the Transaction Documents transfers or grants to the Buyer or its Affiliates any right, title or interest to or in any Intellectual Property of the Sellers or their Affiliates other than the Business Intellectual Property.

(c)    Counsel Corporation. On or prior to the Closing Date, the Buyer shall provide all bonds and other security necessary to relieve the Parent and its Affiliates other than Company of any obligation or liability under and related to the items identified on Schedule 5.1(c) that are related to the Company’s Licenses and Permits. On or prior to the Closing Date, the Buyer shall provide all guarantees or other assurances necessary to relieve the Parent and its Affiliates of any obligation or liability under and related to the guarantees of the Company obligations identified on Schedule 5.1(c).

(d)    Acceris Name. Within sixty (60) Business Days after the Closing Date, the Seller Parties shall make or cause their Affiliates or subsidiaries to make any necessary filings with any Governmental Entity and take any other action necessary to amend their respective Organizational Documents so that the name of the Seller Parties and their Affiliates do not contain the word “Acceris” or any derivative or variation thereof. The Company hereby grants the Buyer a license to use the name “Acceris” or any derivative or variation thereof for the purpose of and so long as necessary to allow the Buyer to give the Company’s customers any notice of the transaction required by Law and for the purpose of facilitating the Buyer’s making of required filings with Governmental Entities. All use of the Company’s trademarks shall be in a manner consistent with the Company’s prior use of such trademarks.

(e)    Website. Effective on the Closing Date and for a period of one-year thereafter, the Buyer shall cause the website located at the URL www.acceris.com (the “ACC Website”) to display a prominent hyperlink to a website to be designed by ACI prior to the Closing (the “ACI Website”). The Buyer and ACI shall cooperate to move all content related to ACI from the ACC Website to the ACI Website effective on the Closing Date. Effective on the Closing Date, the Buyer shall take control of the website located at URL www.acceris.com and own the ACC Website.

5.2    Stockholder Approval Mechanics.

(a)    Proxy Statement. As soon as reasonably practicable following the Effective Date, the Seller Parties shall prepare and cause to be filed the Proxy Statement with the SEC. The Seller Parties shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff. The Buyer and its counsel shall be given an opportunity to review and comment on the Proxy Statement and any comments thereto by the SEC or its staff prior to any filing with the SEC. If the Seller Parties or the Buyer become aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then it shall promptly inform the other thereof and the Seller Parties shall file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of ACI.

(b)    Stockholders’ Meeting. The Seller Parties shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of ACI’s capital stock to vote on a proposal to approve this Agreement and the transactions contemplated by this Agreement (the “ACI Stockholders Meeting”). The Seller Parties shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents. The ACI Stockholders Meeting shall be held (on a date selected by the Seller Parties ) within a reasonable time period after this Agreement is executed by the parties.

(c)    Parent Stock. The Parent agrees that it will cause all of the shares of capital stock of ACI beneficially owned by the Parent and its Affiliates, and outstanding as the record date for any meeting of the stockholders of ACI called to consider and vote to approve the transactions contemplated by this Agreement, including any shares of ACI’s capital stock acquired after the Effective Date (the “Parent Stock”), to be voted in favor of this Agreement and the transactions contemplated buy this Agreement. The Parent further agrees that it will not, and that it will cause its Affiliates not to, contract to sell, encumber, sell or otherwise transfer or dispose of any of the Parent Stock or any interest therein or securities convertible therein to or any voting rights with respect thereto other than (i) following termination of this Agreement, or (ii) with Buyer’s prior written consent. After the Execution Date and before the record date for the ACI Stockholders Meeting, ACI shall not issue any additional capital stock other than ordinary course issuances and under option plans that would result in a change of control of ACI.

5.3    Outstanding Debt. On or prior to the Closing Date, the Seller Parties shall satisfy those Debts of the Company that are set forth on Schedule 5.3 and obtain releases of those Liens that are set forth on Schedule 5.3.

5.4    Corrections to Schedules. Schedule 3.3 will be amended by the Seller Parties and such amendment shall be delivered to the Buyer in the 20 Business days following the Execution Date. If either party discovers that any of its representations or warranties prior to the Closing was not true and correct in any material respect when made, then such party shall promptly deliver to the other a correction to the applicable Schedule specifying such change. Any such correction made prior to the Closing shall be binding and shall be deemed to supplement or amend the Schedules for the purpose of determining the accuracy of any of the representations and warranties or other covenants made by such party in this Agreement as of the Closing Date but shall not affect the rights of the other party for the misstatement as of the Effective Date.

5.5    Covenant Not to Compete; Non-Solicitation.

(a)    For a period of three (3) years following the Closing Date, the Seller Parties shall not (and the Parent will cause its Affiliates to not) directly or indirectly, (i) own, manage, operate, control, support, financially or otherwise (e.g., by providing consulting services to, or lending a service or trade mark to), or participate in the ownership, management, operation, control or support of, any business that directly or indirectly competes with the Business; provided that nothing contained in this Agreement or the Transaction Documents shall restrict the right of the Seller Parties or their Affiliates to exploit, by way of sale, license or otherwise, the assets owned or licensed by the Seller Parties or their Affiliates or continuing to engage in related research and development activities, or (ii) induce or seek to induce any customer, supplier, agent, licensee or other Person with a prior or current business relationship with the Company to terminate or adversely change its business relationship with the Buyer or interfere in such relationship in any way other than as necessary to enforce the rights of the Seller Parties against any such customer, supplier, agent, licensee or other Person.

(b)    For a period of twenty four (24) months following the Closing Date, none of the Seller Parties or their Affiliates on one hand nor the Buyer and its Affiliates on the other hand shall directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit, any employee of the other to terminate his or her relationship with his or her employer; provided however that each party and its Affiliates may publish solicitations for employees in the general media in the ordinary course of its business. Notwithstanding the foregoing, for a period of two (2) years following the Closing Date, neither the Seller Parties nor Buyer shall, and shall cause their Affiliates to not, directly or indirectly employ or otherwise engage in any manner any of their respective employees that are listed on Schedule 5.5(b) attached hereto.

(c)    Each party acknowledges that the remedy at Law for breach of the provisions of this Section 5.5 shall be inadequate and that, in addition to any other remedy the party may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes the covenant in this Section 5.5, or any part of this Section 5.5, to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforced.

5.6    Compliance. The Buyer and the Seller Parties shall comply with the requirements of applicable Law with respect to the operations of the Company including preventing access to each other’s competitively sensitive information.

5.7    Consents.

(a)    Prior to the Closing, the Seller Parties shall use their commercially reasonable efforts to obtain the third party Consents listed on Schedule 3.3. If any consent is not obtained prior to the Closing despite the Seller Parties’ compliance with this Section 5.7(a), then to the extent it would not constitute a violation of Law, the Buyer may, but is not required to, deliver to the Seller Parties a written waiver of any condition to the Closing contained in Section 9.3 with respect thereto. If such a waiver is delivered to the Seller Parties, the Seller Parties shall continue to use their commercially reasonable efforts to obtain such consents for a period of 180 days following the Closing with the full cooperation and participation of the Seller Parties to obtain such consent within such one hundred eighty (180) day period. Notwithstanding the foregoing, if any Consent listed on Schedule 3.3 is not or cannot be obtained, or if an attempted assignment of the Contract for which such Consent is required would be ineffective or would affect the applicable contracting party’s rights so that the Buyer would not receive all of the benefits under the Contract for which Consent is required, each party to this Agreement will use its respective commercially reasonable efforts to provide the Buyer with the benefits and relieve the Sellers of the burdens of the Contract for which Consent is required, including without limitation enforcement for the benefit of the Buyer of any and all rights of the Sellers (and the extinguishment of the burdens of the Seller Parties) against a third party thereto arising out of the default or cancellation by such third party or otherwise.

(b)    Each party hereby agrees (i) to file all necessary applications for all Consents required under regulatory Law at the appropriate Governmental Entity with respect to the transactions contemplated hereby as promptly as practical after the Effective Date, and (ii) to file all necessary applications for required consents with PUCs and the FCC jointly to the extent permitted under applicable Laws and to the extent reasonably necessary under the circumstances. Each party further agrees that (1) all such joint filings shall be prepared by the Buyer in cooperation with the Seller Parties, and (2) with respect to all filings, whether or not joint filings, each party shall have the right to review and comment on in advance drafts of all communications, petitions, applications and other filings made or prepared by the Buyer or the Sellers in connection with obtaining the requisite Consents required under regulatory Law from the appropriate Governmental Entity for the transactions contemplated hereby.

(c)    Except with respect to counsel or other advisors retained by a party, for which such party shall bear its own expenses, the Buyer on one hand and the Seller Parties on the other hand shall share equally in all costs, including attorneys fees, filings fees and the like, incurred in seeking and obtaining the necessary Consents under regulatory Law.

5.8    Employee Benefit Matters.

(a)    The Sellers shall retain responsibility for any valid claim under a Benefit Plan made by a Business Employee on or after the Effective Date arising from a claim incurred on or before the Effective Date that is not an Assumed Liability. Buyer shall not be responsible for any claim under a Benefit Plan made by a Business Employee between the Effective Date and the Execution Date that is outside the ordinary course of Company’s business consistent with the history of the Benefit Plans, including but not limited to claims arising from death or an extraordinary or catastrophic injury. For purposes of this Section 5.8(a), (i) a claim for life insurance is deemed incurred when the death occurs, and (ii) a medical or dental claim is deemed incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose, except that claims relating to a hospital confinement that begins before the Effective Date shall be treated as incurred on or before the Effective Date. The Sellers shall retain responsibility for any Business Employee who has begun to receive payments under the Sellers’ long-term disability plans before the Effective Date.

(b)    Sellers shall retain responsibility for satisfying “continuation coverage” requirements for all “group health plans” under COBRA with respect to (i) each former employee of the Company who experienced a “qualifying event” under COBRA on or before the Closing Date and any spouse, dependents or beneficiary of such former employee, and (ii) Business Employees (and any spouse, dependents or beneficiary of such employee or other employee) with respect to qualifying events that occur on or before the Closing Date. The Sellers shall also retain responsibility for satisfying continuation coverage requirements with respect to Business Employees who are not hired by the Buyer for any reason. It is the understanding and intention of the parties that, with respect to Business Employees who are hired by the Buyer as of the Closing Date, that the Buyer shall be a “successor employer” and such Business Employees shall not have a “qualifying event” under COBRA.

(c)    After the Closing Date, the Sellers shall be solely responsible for all of the Benefit Plans and all Liabilities arising under the Sellers’ Benefit Plans that are not Assumed Liabilities. The Buyer shall not assume any of the Benefit Plans or any of the Liabilities arising under the Sellers’ Benefit Plans except the Assumed Liabilities.

5.9    Employees.

(a)    The Sellers have provided to the Buyer Schedule 3.19(g) which identifies all Business Employees. The Sellers will terminate the employment of each of the Business Employees as of the Closing except those listed on Schedule 5.5(b). The Buyer will have the right, but not the obligation, to hire any of such Business Employees as of the Closing except those listed on Schedule 5.5(b). No later than 60 days following the Effective Date, the Sellers shall cooperate in good faith with the Buyer to transfer to the Buyer such data relating to Business Employees that the Buyer determines is necessary for the Buyer to determine which of the Business Employees the Buyer wishes to extend an offer of employment. Such data shall be updated by the Sellers as of the Closing if required by the Buyer. The Sellers shall permit the Buyer reasonable access to the Business Employees for the purpose of conducting interviews and extending offers of employment.

(b)    Nothing in this Agreement shall create any rights in favor of any person not a party hereto, including the Business Employees, or constitute an employment agreement or condition of employment for any employee of the Sellers or their Affiliates.

(c)    On the Closing Date the Buyer shall pay to each Business Employee an amount equal to any and all accrued compensation (including without limitation salary, commission, bonus or incentive pay) and termination benefits (including any earned and/or accrued and unused vacation pay, or paid time off pay), earned by such Business Employee as of the Closing, consistent with the Sellers’ policies and procedures in effect as of the Closing.

(d)    The Sellers shall give any of the Business Employees notice under the WARN Act if required, and agree to defend, indemnify and hold the Buyer harmless, in accordance with Article 7 below, from and against any losses, damages and expenses, including without limitation attorneys’ fees and other costs of litigation, arising from or relating to any WARN Act claims by Business Employees and any claims related to the Buyer’s lawful decision to hire or not to hire any Business Employees.

5.10    [Intentionally Deleted]

5.11    Break Up Fee.

(a)    If this Agreement is terminated other than pursuant to Section 10.1(c) or the parties otherwise fail to close on the transactions contemplated by this Agreement, the Buyer shall be entitled to receive from Sellers an amount equal to the following and paid in accordance with the Break Up Fee Loan Documents: (i) any advances made by the Buyer to the Company which were made in connection with any written agreements between the Buyer and the Sellers, less the amount of any such advances already recovered by the Buyer; plus (ii) an amount equal to the net income of the Company from the period beginning on the Effective Date and ending on the date this Agreement is terminated; plus (iii) an amount equal to five percent of the net income of the Company from the period beginning on the Effective Date and ending on the date this Agreement is terminated (collectively, the “Break Up Fee”).

(b)    As security for the payment of the Break Up Fee, on or before the Effective Date the Buyer and the Seller Parties shall have entered into the Break Up Fee Loan Documents. The Buyer and the Seller Parties shall comply with their respective obligations under the terms and conditions of the Break Up Fee Loan Documents.

5.12    PUC Consents. If the Buyer waives or in any way amends or alters the condition precedent of the Seller Parties set forth in Section 9.3(ii) that all of the PUCs that are required by Law must be obtained at or before the Closing date, the Buyer, ACI and the Company will (a) terminate their existing Management Services Agreement, and (b) enter into a new management services agreement for any states where such PUC approval has not been obtained, which shall comport with all applicable Laws and provide that the Buyer will service the customers in those states where PUC Consents have not been obtained in consideration of the revenue generated by such customers until such time as such PUC approval is obtained at which time such new management services agreement shall automatically terminate.

5.13    Further Assurances.

(a)    Upon the terms and subject to the conditions contained herein, each of the parties agrees, both before and after the Closing Date, (i) to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and their Management Services Agreement, including using its reasonable best efforts to satisfy the conditions precedent to each party’s obligations hereunder, (ii) to execute, or cause to be executed, any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or under their Management Services agreement, and (iii) to reasonably cooperate with each other in connection with the foregoing.

(b)    To the extent the parties determine after the Closing that any of the assets of a party or its Affiliates are held by the other party or its Affiliates then they shall cause the holder of such assets to transfer such assets to their rightful owner without additional consideration and, upon request, to execute and deliver a bill of sale or other instrument of transfer evidencing such transfer.

5.14    Confidentiality. Following the Closing Date, Buyer and the Seller Parties agree to and to cause their Affiliates to: (a) maintain all Confidential Information in confidence; (b) not, directly or indirectly, make known or communicate the Confidential Information to any third party; and (c) protect the Confidential Information from loss or theft.

5.15    Lien Releases and Debt Restructuring Matters. On or before June 25, 2005, the Seller Parties shall deliver the following to the Buyer: (a) a written agreement from Laurus that the Laurus Interest will be released on or before the Closing; (b) a written agreement from Laurus that the Foothills Loan (i) can be assigned to the Buyer without the consent of Laurus, and (ii) if the Foothills Loan is paid off in full and replaced with another credit facility, such a credit facility will have a collateral position that has priority over the Laurus Interest; and (c) a written agreement from Foothills that upon satisfaction of the Foothills Loan, at the option of the Buyer Foothills will assign any rights it has in the Foothills Loan to the Buyer or a third party designated by the Buyer, including without limitation the collateral position of the Foothills Loan.

5.16    Proxy to Vote Shares. On the Execution Date, the Parent and its applicable Affiliates shall deliver an irrevocable proxy (which shall be considered coupled with an interest) to the Buyer signed by any necessary officer of the Parent or such Affiliates to vote the shares identified on the Schedule 13D/A in favor or the Required ACI Shareholder Vote.

5.17    Guaranty. Guarantor hereby guarantees to the Seller Parties the full and prompt performance and payment of the Buyer’s obligations under this Agreement and the Transaction Documents (collectively, the “Guaranteed Obligations”). Any act of the Seller Parties consisting of a waiver of any of the terms, covenants or conditions of the Guaranteed Obligations, or the giving of any consent to any matter or thing relating to the Guaranteed Obligations, or the granting of any indulgences or extensions of time to the Buyer or Guarantor, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder. The obligations of Guarantor hereunder shall not be released by any of the Seller Parties’ receipt, application or release of any security given for the payment, performance and observance of any of the Guaranteed Obligations. Similarly, the obligations of Guarantor hereunder shall not be released by any modification of any of the terms of the Guaranteed Obligations made by the Seller Parties and the Buyer, but in the case of any such modification, the liability of Guarantor shall be deemed modified in accordance with the terms of any such modification. The liability of Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Buyer in any creditors’ receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of the Buyer or the estate of the Buyer in bankruptcy, or of any remedy for the enforcement of any of the Guaranteed Obligations resulting from the operation of any present or future provision of the Federal bankruptcy law or any other statute or the decision of any court, (c) the rejection or disaffirmance of any instrument, document or agreement evidencing any of the Guaranteed Obligations in any such proceedings, (d) the assignment or transfer of any of the Guaranteed Obligations by the Seller Parties, (e) the cessation from any cause whatsoever of the liability of the Buyer with respect to the Guaranteed Obligations. This is a guaranty of payment and performance and not of collection. The liability of Guarantor hereunder shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Buyer or any other person, nor against any collateral available to the Seller Parties. Guarantor hereby waives any right to require that an action be brought against Buyer or any other person or to require that resort be had to any collateral in favor of the Seller Parties prior to discharging its obligations hereunder.

SECTION 6. TAX MATTERS.

6.1    Transfer Taxes. Notwithstanding any other provision of this Agreement, the Seller Parties shall be responsible for (without any right to be reimbursed by the Buyer) up to $60,000 and the Buyer shall be responsible for the remainder of any and all sales, transfer, document and stamp, bulk sale, or similar Taxes and any conveyance fees and charges resulting from the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

6.2     Tax Returns and Contests.

(a)    Any claim as a result of a notice from a Tax authority shall be treated as a Third Party Claim subject to the provisions of Section 7.5 hereof. In applying those provisions, neither the Buyer nor the Seller Parties shall resolve, settle, compromise, or abandon any issue or claim without the prior written consent of the Buyer or the Seller Parties, as applicable, if such action would materially and adversely affect the Tax liabilities of the Buyer or the Seller Parties, as applicable, in any period after the Closing Date (including the imposition of any income Tax deficiencies, the reduction of asset basis on cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards). Such consent shall not be unreasonably withheld.

(b)    The Buyer and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of any other party) the provision of records and information that are reasonably relevant to any Tax Return of the Company, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Parties agree (i) to retain all books and records with respect to Taxes or Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extension thereof) of the respective taxable periods, and (ii) to give the other party reasonable written notice before transferring, destroying, or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records. The Buyer and Seller Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce, or eliminate any Taxes that could be imposed (including with respect to the consummation of the transactions contemplated herein).

(c)    The consideration paid for the Acquired Assets shall be allocated among the Acquired Assets in accordance with a schedule to be mutually agreed upon by Buyer and Seller Parties within 60 days following Closing. The parties intend such allocation to be in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d) and the parties agree to report the acquisition for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

SECTION 7. INDEMNIFICATION.

7.1    Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing for a period terminating twelve months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization, Qualification and Power), 3.2 (Authority), 3.3 (No Conflict or Violation; Consents), 3.4 (Acquired Assets and Assumed Liabilities), 3.7 (Absence of Undisclosed Liabilities), 3.8 (Tax Matters), 3.16 (Employee Plans), 3.19 (Labor and Employment Matters), 3.20 (Environmental, Health and Safety Matters) 3.21 (Accounts Receivable and Accounts Payable) and Section 4 (Buyer Representations) shall survive until the expiration of the applicable statute of limitations. No Action arising out of or related to a breach of a representation or warranty under this Agreement shall be asserted by any indemnified party after the expiration of the applicable time period, if any, unless notice of such claim or action is given to the indemnifying party prior to the expiration of such applicable time period. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely.

7.2    Indemnification by the Seller Parties. The Seller Parties shall jointly and severally indemnify defend and hold harmless the Buyer and its Affiliates, directors, governors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnitees”) from any direct damages arising out of or related to third party claims and Liabilities incurred by any Buyer Indemnitee, to the extent such Liabilities arise out of or result from any one or more of the following:

(a)    any breach of any representation or warranty of the Seller Parties contained in Section 3 of this Agreement;

(b)    any breach of or default in the performance of any covenant or agreement of the Seller Parties contained in this Agreement or the Transaction Documents; or

(c)    any Liabilities arising from or related to the Excluded Assets or the Excluded Liabilities.

In no event shall the Seller Parties be required to indemnify the Buyer Indemnitees from any type of indirect damages, including, but not limited to special, incidental or consequential damages or lost profits.

7.3    Indemnification by the Buyer. The Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates, directors, officers, employees, agents or representatives (collectively, the “Seller Indemnitees”) from any direct damages that arise out of or relate to third party claims and Liabilities incurred by any Seller Indemnitee, to the extent such Liabilities arise out of or result from, any one or more of the following:

(a)    any breach of any representation or warranty of the Buyer contained in Section 4 of this Agreement;

(b)    any breach of or default in the performance of any covenant or agreement of the Buyer contained in this Agreement or the Transaction Documents; or

(c)    any Liabilities arising from or related to the Acquired Assets or the Assumed Liabilities, other than the Excluded Liabilities.

In no event shall the Buyer be required to indemnify the Seller Indemnitees from any type of indirect damages, including, but not limited to special, incidental or consequential damages or lost profits.

7.4    Limitations on Indemnification. The rights of the Buyer Indemnitees or the Seller Indemnitees to indemnification under Section 7.2(a) or 7.3(a), as the case may be, shall be limited as follows:

(a)    The aggregate amount of indemnification obligations for all Liabilities under Section 7.2(a) or 7.3(a) shall not exceed $2,000,000 (the “Liability Cap”);

(b)    The Seller Parties and Buyer shall not be liable for Liabilities under Section 7.2(a) and 7.3(a), respectively, unless and until such Liabilities exceed an amount equal to $200,000 in the aggregate, at which point the other party, shall be liable for all Liabilities from the first dollar of such loss amount.

(c)    Notwithstanding anything else in this Agreement to the contrary, the amount of any Liabilities shall be reduced to the extent of any indemnitee’s insurance coverage for such Liabilities and such indemnitee shall be obligated to seek recovery from any available insurance.

7.5    Procedures for Indemnification.

(a)    Whenever a claim for Liabilities shall arise for which one party (the “Indemnitee”) shall be entitled to indemnification hereunder, such Indemnitee shall notify the other party (the “Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim; provided, however, that the failure to give notice as herein provided shall not relieve the Indemnitor of its obligation to indemnify the Indemnitee except to the extent that the Indemnitor shall have been prejudiced in its ability to defend such claim. Such notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made, and if not then a good faith estimate thereof. If the Indemnitor shall be duly notified of such dispute and such dispute is not a Third Party Claim, the parties shall attempt to settle and compromise the same, or if unable to do so within twenty (20) days of the Indemnitee’s delivery of notice of a dispute, the parties may seek whatever remedy they may have in Law or equity to enforce such indemnification obligations. Any rights of indemnification established by reason of such settlement, compromise or Action shall promptly thereafter be paid and satisfied by the Indemnitor.

(b)    Upon receipt by the Indemnitor of a notice from the Indemnitee with respect to any claim of a third party against the Indemnitee (a “Third Party Claim”), for which the Indemnitee seeks indemnification hereunder, provided that the Indemnitor has acknowledged in writing its indemnification obligations with respect to such Third Party Claim within thirty (30) days of the first receipt of such notice, the Indemnitor shall have the right to assume the defense of such Third Party Claim, at its cost and expense, with counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall cooperate to the extent reasonably requested by the Indemnitor in defense or prosecution thereof. If the Indemnitor in a timely basis elects to assume the defense of such Third Party Claim, the Indemnitee shall have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the expense of the Indemnitee; provided that in the case that the Indemnitor assumes the defense of a Third Party Claim and Indemnitor’s legal counsel determines that it has a conflict under applicable ethical or legal rules in representing both the Indemnitor and the Indemnitee in such matter, then the Indemnitee shall have the right to employ its own counsel in such matter, and the fees and expenses of such counsel shall be at the expense of Indemnitor. If the Indemnitor does not in a timely basis assume the defense of a Third Party Claim and/or disputes the Indemnitee’s right to indemnification, the Indemnitee shall have the right to assume control of the defense of such Third Party Claim through counsel of its choice, the reasonable costs of which shall be at the Indemnitor’s expense in the event that the Indemnitee’s right of indemnification is ultimately established through settlement, compromise the Indemnitee, the Indemnitor shall not have the right to settle any Third Party Claim for which indemnification has been sought and is available hereunder without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, except for any such settlement that would have an adverse effect upon Buyer or the Sellers, in which case the party believing (in its sole discretion) that the settlement would have any adverse effect upon it must consent to such settlement. If the Indemnitor has not assumed the defense of a Third Party Claim but the Indemnitee intends to or attempts to hold the Indemnitor liable, the Indemnitee will not have the right to settle such Third Party Claim without the prior written consent of Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.

7.6    Character of Payments. Any payments made pursuant to this Section 7 shall be treated by the Buyer and the Seller Parties as adjustments to the Purchase Price for all purposes.

7.7    Cooperation. Notwithstanding anything to the contrary contained in this Section 7, the parties shall cooperate with each other in connection with any Action for indemnification hereunder, including keeping each other reasonably informed with respect to the status of any Action and to obtain the benefits of any insurance coverage for Third Party Claims that may be in effect at the time a Third Party Claim is asserted. Each Indemnitee shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under this Agreement. In the event that an Indemnitee shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify such Indemnitee for that portion of any Loss that could reasonably be expected to have been avoided if such Indemnitee had made such efforts. The parties specifically acknowledge that the litigation listed on Schedule 3.14 shall be considered Actions for which the Seller Parties have agreed by signing this Agreement to be covered by the indemnity provisions of this Agreement. The Seller Parties will defend such Actions. The Buyer shall be free to hire its own legal counsel at its own expense; provided, however, that in the event that defense of the Buyer is necessary and the legal counsel for the Seller Parties determines it has a conflict under applicable ethical or legal rules in representing both the Seller Parties and the Buyer in such Actions, then the Buyer shall have the right to employ its own counsel in such matter, and the fees and expenses of such counsel with respect to such Actions (including all out of pocket costs and expenses, court costs, judgments or settlement amounts of the Buyer related to such settlement or trial of such Actions) shall be at the expense of the Seller Parties.

7.8    Exclusive Remedy. Except with respect to specific performance, the rights of each Indemnitee under this Section 7 shall be the sole and exclusive remedies of any Indemnitee and their respective Affiliates with respect to claims covered by Section 7.2, 7.3 or otherwise arising out of or related to this Agreement.

SECTION 8.   CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER PARTIES.

The obligations of Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller Parties in their sole discretion:

8.1    Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the date(s) specified in Section 4 hereof.

8.2    Performance of the Obligations of the Buyer. The Buyer shall have performed, in all material respects, all covenants, agreements and obligations required under this Agreement to be performed by it on or before the Closing Date, and Seller Parties shall have received a certificate to that effect dated the Closing Date and signed by a manager of the Buyer.

8.3    Transaction Documents. The Buyer shall have executed and delivered to the Seller Parties the Transaction Documents and such documents as the Seller Parties may reasonably request in order to effect the transactions contemplated hereunder.

8.4    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no Action before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the written opinion of counsel to the Seller Parties.

8.5    Required Consents. The following Consents shall have been obtained or granted by and be in full force and effect on the Closing Date: (a) all Consents that are required by the FCC under the Communications Act and the rules and regulations promulgated thereunder by the FCC; and (b) the number of ACI stock holders necessary under ACI’s Organizational Documents and applicable Law shall have approved this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents pursuant to the Required ACI Stockholder Vote.

8.6    Buyer Legal Opinion. On or before the Closing Date the Seller Parties shall have received a legal opinion from the Buyer’s counsel in form and substance reasonably satisfactory to the Seller Parties and their counsel.

SECTION 9. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Effective Date and on the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

9.1    Representations and Warranties of Seller Parties. All representations and warranties made by Seller Parties shall be true and correct in all material respects as of the date(s) specified in Section 3 hereof.

9.2    Performance of the Obligations of Seller Parties. The Seller Parties shall have performed, in all material respects, all covenants, agreements and obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of each of the Seller Parties.

9.3    Required Consents. The following Consents shall have been obtained or granted by and be in full force and effect on the Closing Date: (i) all Consents that are required by the FCC under the Communications Act and the rules and regulations promulgated thereunder by the FCC; (ii) the PUCs that are required by Law; (iii) the number of ACI stockholders necessary under ACI’s Organizational Documents and applicable Law shall have approved this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents pursuant to the Required ACI Stockholder Vote; and (iv) the consents described on Schedule 3.3.

9.4    Transaction Documents. The Seller Parties shall have executed and delivered to the Buyer the Transaction Documents and such documents as the Buyer may reasonably request in order to effect the transactions contemplated hereunder.

9.5    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no Action before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the written opinion of counsel to the Buyer.

9.6    Seller Parties’ Legal Opinion. On or before the Closing Date the Buyer shall have received a legal opinion from the Seller Parties’ counsel in form and substance reasonably satisfactory to the Buyer and its counsel.

9.7    Tax Clearance Letters. The Buyer shall have received Tax clearance letters from the applicable state Taxing agencies of the states of California, Florida, New York, New Jersey and Pennsylvania.

9.8    FIRPTA Affidavit. The Sellers shall have delivered to the Buyer an affidavit they are not “foreign persons” in the form and substance required by the Treasury Regulations pursuant to Code Section 1445.

9.9    Seller Party Liens. The Seller Parties shall have delivered releases and terminations of any Liens held by any of the Seller Parties or their Affiliates on the Acquired Assets on or before the Closing.

9.10   USF Settlement.  The Company and/or the Buyer and the Universal Services Administrative Company (the “USAC”) shall have entered into a settlement proposal with USAC for approval by the FCC and the FCC petition to approve a written settlement agreement on such terms shall have been filed for approval with the FCC on terms reasonably acceptable to the Buyer with respect to amounts owed to the USAC by the Company which are included within the Assumed Liabilities. If the term of repayment of the final FCC approved written repayment agreement is more than 24 but less than 36 months from the Execution Date, the Seller Parties shall loan to the Buyer the difference monthly of the amount due to USF under the written settlement agreement versus the amount due monthly to USF if the repayment term were 36 months at such time of the written settlement agreement to be repaid by the Buyer to the Seller Parties at 9% interest upon such terms as the Buyer and Seller Parties so agree such that the cash flow effect of the actual USF repayment plan and the repayment of the Seller Parties loan is the same cash flow as if the USF written settlement agreement provided for 36 monthly payments.

SECTION 10. TERMINATION.

10.1    Termination Before Termination Restriction Date. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Termination Restriction Date only:

(a)    By mutual consent of the Seller Parties and the Buyer;

(b)    By the Buyer, if the Seller Parties have materially breached any representation, warranty, covenant, obligation or agreement contained in this Agreement and have not, in the case of a material breach of a covenant or agreement, cured such material breach within twenty (20) Business Days after written notice to the Seller Parties;

(c)    By the Seller Parties, if the Buyer has materially breached any representation, warranty, covenant, obligation or agreement contained in this Agreement and has not, in the case of a material breach of a covenant or agreement, cured such material breach within twenty (20) Business Days after written notice to the Buyer;

(d)    By the Buyer if: (i) there shall be an order or administrative ruling of the FCC, a PUC, or a federal or state court in effect preventing the consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;

(e)    By the Seller Parties if the Closing Date shall not have been consummated by December 31, 2005;

(f)    By the Buyer if the Closing Date shall not have been consummated by September 30, 2005; provided, however, that this shall not be exercised if the Seller Parties comply with the terms of 10.2(c) below on or prior to September 30, 2005; or

(g)    By the Buyer or the Seller Parties, if the ACI Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and ACI’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and this Agreement shall not have been adopted by the Required ACI Stockholder Vote.

(h)    By the Buyer, if any of the Seller Parties liquidates or voluntarily files, or has filed against them involuntarily, a petition under the United States Bankruptcy Code, the Canadian bankruptcy code or a similar state statutory scheme.

(i)    By the Buyer, if the Seller Parties are unable to comply with their obligations under Section 5.15 of this Agreement.

10.2    Termination After Termination Restriction Date. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time on or after the Termination Restriction Date only:

(a)    By mutual consent of the Seller Parties and the Buyer;

(b)    By the Buyer if: (i) there shall be an order or administrative ruling of the FCC, a PUC, or a federal or state court in effect preventing the consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;

(c)    By the Seller Parties or the Buyer, if the Closing Date shall not have been consummated by December 31, 2005; provided that Buyer may terminate this Agreement at any time after September 30, 2005, if the Seller Parties do not arrange to fund and fund in advance the ordinary course expenses of operating Company on a weekly basis after September 30, 2005; or

(d)    By the Buyer or Seller Parties if the ACI Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and ACI’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and this Agreement shall not have been adopted by the Required ACI Stockholder Vote.

(e)    By the Buyer, if any of the Seller Parties liquidates or voluntarily files, or has filed against them involuntarily, a petition under the United States Bankruptcy Code, the Canadian bankruptcy code or a similar state statutory scheme.

(f)    By the Buyer, if the Seller Parties are unable to comply with their obligations under Section 5.15 of this Agreement.

10.3    Effect of Termination. In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller Parties or the Buyer, or their respective Affiliates, officers, directors, stockholders, partners or other Persons under their control; provided, however, that any termination of this Agreement pursuant to Section 10.1(b) or Section 10.1(c) shall not relieve the defaulting or breaching party from any liability to the non-defaulting or non-breaching party. Notwithstanding the foregoing, if this Agreement is terminated other than pursuant to Section 10.1(c), Company shall pay the Break Up Fee to the Buyer. In addition, a termination other than pursuant to Section 10.1(c) shall constitute an event of default under the Break Up Fee Loan Documents that will enable the Buyer to avail itself to the remedies available to it under the Break Up Fee Loan Documents and under applicable Law.

SECTION 11. MISCELLANEOUS.

11.1    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned (by change of control, operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.1 shall be null and void and of no force or effect.

11.2    Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Illinois, without giving effect to the conflict or choice of Law rules thereof. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action or proceeding arising out of or relating to this Agreement or the Transaction Documents and agrees that all claims in respect of the action or proceeding shall be heard and determined there. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party. Each party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

11.3    Expenses. Except as otherwise expressly provided in this Agreement, all of the fees, expenses and costs (including legal, accounting or other advisor fees and costs and court costs) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

11.4    Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially, or by arbitral award, declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

11.5    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, with confirmation of receipt and followed by notice given pursuant to any of the other methods permitted by this Section 11.5; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth calendar day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Seller Party:	Acceris Communications Corp.
c/o Counsel Corporation
Scotia Plaza, Suite 3200
40 King Street West
Toronto, Ontario M5H 3Y2
Canada
Attn: Chief Executive Officer
Facsimile: 416-866-3061

Copy to:	Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, TN 37238-1800
Attn: Curtis Capeling
Facsimile: (615)-251-1059

If to the Buyer:	Acceris Management and Acquisition LLC
c/o North Central Equity LLC
60 South Sixth Street, Suite 2535
Minneapolis, MN 55402
Attn: Elam Baer and Drew S. Backstrand, Esq.
Facsimile: (612) 455-1022

Copy to:	Gray, Plant, Mooty Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: J.C. Anderson, Esq.
Facsimile: (612) 632-4444

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

11.6    Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.7    Public Announcements. Except as may be required by applicable Law, no party to this Agreement shall, or shall allow any of its Affiliates, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

11.8    Entire Agreement. This Agreement shall not constitute or evidence a binding agreement between the parties until it has been executed and delivered by the parties. This Agreement and the Transaction Documents contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto are expressly made a part of this Agreement, as fully as though completely set forth herein and shall constitute part of any representation or warranty, covenant or agreement stated by the party providing such schedules under the Agreement.

11.9    Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Seller Parties or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller Parties or the Buyer.

11.10    Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.11    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. This Agreement, the Stockholder Support Agreement and the Management Services Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, the Management Services Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) Business Days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

11.12    Interpretation. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement, all references to Schedules are to Schedules attached to this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (e) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (f) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder, and (g) any use of “Dollars” or “$” shall refer to United States dollars and any component thereof. The parties hereto have participated jointly in the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13    Specific Performance. Each of the parties acknowledge and agree that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agree that the other party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 11.2 above), in addition to any other remedy to which it may be entitled, at law or in equity.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and made effective as of the Execution Date.

BUYER:

ACCERIS MANAGEMENT AND ACQUISITION LLC

By:	/s/
Name: Elam Baer
Title: Chief Executive Officer

SELLER PARTIES:

COUNSEL CORPORATION

By:	/s/
Name:
Title:

ACCERIS COMMUNICATIONS INC.

By:	/s/
Name:
Title:

GUARANTOR:

NORTH CENTRAL EQUITY LLC

By:	/s/
Name: Elam Baer
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

TABLE OF CONTENTS
Section 1	Definitions	1

Section 2	Basic Transaction	9
2.1	Sale of Acquired Assets	9
2.2	Assumption of Assumed Liabilities	10
2.3	Post-Effective Date Adjustment and Payment	10
2.4	Adjustment to Company Balance Sheet	10
2.5	The Closing	10
2.6	Deliveries at the Closing	11

Section 3	Representations and Warranties	11
3.1	Organization, Qualification and Power	11
3.2	Authority	11
3.3	No Conflict or Violation; Consents	12
3.4	Acquired Assets and Assumed Liabilities	12
3.5	Financial Statements	12
3.6	Absence of Certain Changes or Events	13
3.7	Absence of Undisclosed Liabilities	13
3.8	Tax Matters	13
3.9	Real Property	14
3.10	Personal Property	14
3.11	Intellectual Property	14
3.12	Licenses and Permits	15
3.13	Compliance with Laws	15
3.14	Litigation	15
3.15	Contracts	15
3.16	Employee Plans	16
3.17	Insurance	18
3.18	Transactions with Sellers and Affiliates	18
3.19	Labor and Employment Matters	18
3.20	Environmental, Health and Safety Matters	19
3.21	Accounts Receivable; Accounts Payable	19
3.22	No Brokers	19
3.23	Customer Relations	20
3.24	Parent Stock	20
3.25	Qualifications	20

Section 4	Representations and Warranties of the Buyer	20
4.1	Corporate Organization	20
4.2	Authorization	20
4.3	No Conflict or Violation	21
4.4	Consents and Approvals	21

4.5	No Brokers	21
4.6	Proxy Statements	21

Section 5	Covenants of the Parties	21
5.1	Restructuring Matters	21
5.2	Stockholder Approval Mechanics	22
5.3	Outstanding Debt	23
5.4	Corrections to Schedules	23
5.5	Covenant Not to Compete; Non-Solicitation	23
5.6	Compliance	24
5.7	Consents	24
5.8	Employee Benefit Matters	25
5.9	Employees	26
5.10	[Intentionally Deleted]	26
5.11	Break Up Fee	26
5.12	PUC Consents	27
5.13	Further Assurances	27
5.14	Confidentiality	27
5.15	Lien Releases and Debt Restructuring Matters	27
5.16	Proxy to Vote Shares	28
5.17	Guaranty	28

Section 6	Tax Matters	28
6.1	Transfer Taxes	28
6.2	Tax Returns and Contests	29

Section 7	Indemnification	29
7.1	Survival	29
7.2	Indemnification by the Seller Parties	30
7.3	Indemnification by the Buyer	30
7.4	Limitations on Indemnification	31
7.5	Procedures for Indemnification	31
7.6	Character of Payments	32
7.7	Cooperation	32
7.8	Exclusive Remedy	33

Section 8	Conditions Precedent to Performance by the Seller Parties	33
8.1	Representations and Warranties of the Buyer	33
8.2	Performance of the Obligations of the Buyer	33
8.3	Transaction Documents	33
8.4	No Violation of Orders	33
8.5	Required Consents	33
8.6	Buyer Legal Opinion	34

Section 9	Conditions Precedent to Performance by the Buyer	34
9.1	Representations and Warranties of Seller Parties	34
9.2	Performance of the Obligations of Seller Parties	34
9.3	Required Consents	34
9.4	Transaction Documents	34
9.5	No Violation of Orders	34
9.6	Seller Parties’ Legal Opinion	35
9.7	Tax Clearance Letters	35
9.8	FIRPTA Affidavit	35
9.9	Seller Party Liens	35
9.10	USF Settlement	35

Section 10	Termination	35
10.1	Termination Before Termination Restriction Date	36
10.2	Termination After Termination Restriction Date	36
10.3	Effect of Termination	37

Section 11	Miscellaneous	37
11.1	Successors and Assigns	37
11.2	Governing Law, Jurisdiction	37
11.3	Expenses	38
11.4	Severability	38
11.5	Notices	38
11.6	Amendments; Waivers	39
11.7	Public Announcements	39
11.8	Entire Agreement	39
11.9	Parties in Interest	39
11.10	Section and Paragraph Headings	40
11.11	Counterparts; Facsimile Signatures	40
11.12	Interpretation	40
11.13	Specific Performance	40

EXHIBITS AND SCHEDULES

Exhibit A - Secured Promissory Note
Exhibit B- Security Agreement
Exhibit C - Guaranty of Counsel Corporation

Schedule 1.1 - Acquired Assets and Excluded Assets
Schedule 1.2 - Assumed Liabilities and Excluded Liabilities
Schedule 1.3 - Permitted Liens
Schedule 3.1 - Good Standing
Schedule 3.3 - Consents
Schedule 3.5 - Financial Statements
Schedule 3.8 - Tax Matters
Schedule 3.9 - Leases
Schedule 3.10 - Personal Property Leases
Schedule 3.11(a) - Intellectual Property
Schedule 3.11(b) - Infringement
Schedule 3.12 - Licenses and Permits
Schedule 3.14 - Litigation
Schedule 3.15 - Material Contracts
Schedule 3.16 - Benefit Plans
Schedule 3.17 - Insurance
Schedule 3.18 - Related Party Contracts
Schedule 3.19(b) - Labor Matters
Schedule 3.19(f) - Employment Agreements
Schedule 3.19(g) - Employees
Schedule 3.23 - Customer Relations
Schedule 5.1(c) - Guarantees
Schedule 5.3 - Debts and Liens
Schedule 5.5(b) - Restricted Employees